Escalade Reports 141% Net Income Increase On 12% Revenue Growth In Second Quarter

EVANSVILLE, Ind., Aug. 12, 2013 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the second quarter of 2013 were up 12% over the same quarter in the prior year. Year to date revenues have increased over 8% over the same period in the prior year. The Company generated net income for the quarter of $2.6 million, or $0.19 basic and diluted earnings per share compared to net income of $1.1 million or $0.08 basic and diluted earnings per share for the same quarter in 2012. For the first half of 2013, net income is $4.2 million or $0.31 basic and diluted earnings per share, while the first half of 2012 showed net income of $2.7 million with $0.20 basic and diluted earnings per share.

Revenues from the Sporting Goods business were up 21% for the quarter and 18% for the first half of 2013, compared to the same periods in the prior year. Management expects strong sales in the Sporting Goods segment for the remainder of the year.

Revenues from the Information Security and Print Finishing business decreased 15% and 18% for the second quarter and first half of 2013, respectively, compared to the same periods in the prior year. Excluding the effects of changes in the currency exchange rates, revenues decreased 16% and 18%, for the second quarter and first half of 2013, respectively. Contributing to the decrease in revenue is a reduction in government spending in European countries along with increased competition globally in all major product lines. The Information Security and Print Finishing segment represents 20% and 26% of year to date revenues for 2013 and 2012, respectively.

"We experienced excellent results in the Sporting Goods segment, which generated a consolidated net income increase of 141% on 12% revenue growth for the second quarter," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "Momentum continues to build with consumers and retailers in response to the innovation and performance delivered through our flagship brands. Operational improvements and favorable product mix helped drive significant income growth."

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-1251.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

CONTACT:
Deborah Meinert
Vice President and CFO
812/467-1251

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012

NET SALES	$ 46,985	$ 42,029	$ 78,823	$ 72,594	$ 153,818	$ 137,995

OPERATING EXPENSES
Cost of goods sold	31,305	29,685	52,265	49,694	105,745	96,319
Selling and administrative	9,625	8,966	16,898	16,263	32,005	34,866
Goodwill intangible asset impairment charges	--	--	--	--	13,384	--
Amortization	718	689	1,275	1,206	2,315	1,993

OPERATING INCOME	5,337	2,689	8,385	5,431	369	4,817

OTHER INCOME (EXPENSE)
Interest expense	(253)	(192)	(420)	(346)	(676)	(627)
Other income	(26)	240	(64)	412	2,555	3,175
Equity method investment impairment	--	--	--	--	(382)	--

INCOME BEFORE INCOME TAXES	5,058	2,737	7,901	5,497	1,866	7,365

PROVISION FOR INCOME TAXES	2,440	1,650	3,659	2,834	5,216	2,949

NET INCOME	$ 2,618	$ 1,087	$ 4,242	$ 2,663	$ (3,350)	$ 4,416

PER SHARE DATA
Basic earnings per share	$ 0.19	$ 0.08	$ 0.31	$ 0.20	$ (0.25)	$ 0.34
Diluted earnings per share	$ 0.19	$ 0.08	$ 0.31	$ 0.20	$ (0.25)	$ 0.34
Average shares outstanding	13,484	13,260	13,468	13,103	13,440	12,997

CONSOLIDATED CONDENSED BALANCE SHEET
(In Thousands)

	July 13, 2013	December 29, 2012	July 14, 2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current assets	$ 74,493	$ 70,965	$ 64,989
Property, plant & equipment – net	14,357	12,281	12,045
Other assets	28,558	30,477	26,926
Goodwill	12,017	12,017	24,806
Total	$ 129,425	$ 125,740	$ 128,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$ 39,580	$ 38,309	$ 34,105
Other liabilities	7,080	6,974	6,876
Stockholders' equity	82,765	80,457	87,785
Total	$ 129,425	$ 125,740	$ 128,766